EXHIBIT 2.01


                     RESCISSION AGREEMENT AND MUTUAL RELEASE
                     ---------------------------------------

      THIS RESCISSION AGREEMENT AND MUTUAL RELEASE (the "AGREEMENT") is made and entered into as of July 13, 2000, by and among USWEBAUCTIONS, INC., f/k/a August Project 1 Corp., a Florida corporation ("AUGUST"), Jon Kochevar ("KOCHEVAR") and John Allen ("ALLEN") (Kochevar and Allen are referred to herein individually as a "SHAREHOLDER" and collectively as the "SHAREHOLDERS").

                                R E C I T A L S:
                                ---------------

      A. August, USWebauctions, Inc., a Florida corporation ("USWA") and the Shareholders entered into that certain Stock Purchase Agreement dated April 10, 2000 (the "STOCK PURCHASE AGREEMENT") pursuant to which August acquired and the Shareholders sold to August One Hundred percent (100%) of the capital stock of USWA in exchange for the Shareholders receiving Nine Million Seven Hundred Thirty-Four Thousand (9,734,000) shares of common stock of August (the "PURCHASE PRICE").

      B. Simultaneous with the execution of the Stock Purchase Agreement, August and Kochevar entered into that certain Executive Employment Agreement dated April 10, 2000 (the "KOCHEVAR EMPLOYMENT AGREEMENT"), and August and Allen entered into that certain Executive Employment Agreement dated April 10, 2000 (the "ALLEN EMPLOYMENT AGREEMENT") (the Kochevar Employment Agreement and the Allen Employment Agreement are collectively referred to herein as the "EMPLOYMENT AGREEMENTS."

      C. Subsequent to the execution of the Stock Purchase Agreement, August and USWA entered into that certain Plan of Merger dated April 21, 2000 and filed those certain Articles of Merger with the Secretary of State of the State of Florida effective as of May 17, 2000, whereby USWA was merged with and into August, which was the surviving corporation in the merger, and August changed its name to USWebauctions, Inc. (For clarity purposes in this Agreement, the surviving corporation shall be referred to as "AUGUST" and all references to "USWA" shall mean USWebauctions, Inc. prior to the effective date of the Stock Purchase Agreement.)

      D. August and the Shareholders have decided to rescind the Stock Purchase Agreement, the Kochevar Employment Agreement and the Allen Employment Agreement and terminate any and all business relationships thereunder.

      E. August and the Shareholders desire to fully and completely release each party hereto from any and all liabilities and obligations whatsoever, including, without limitation, any and all liabilities and obligations arising under or in connection with the Stock Purchase Agreement and/or the employment of Messrs. Kochevar and Allen.

                                A G R E E M E N T
                                -----------------

      NOW, THEREFORE, in consideration of the mutual agreements, covenants and premises set forth herein for certain other good and valuable consideration, the receipt and adequacy which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. INCORPORATION OF RECITALS. The foregoing recitals are true and correct and are incorporated herein by this reference.

      2. RESCISSION OF STOCK PURCHASE AGREEMENT AND RELATED TRANSACTIONS.

         2.1. RESCISSION OF STOCK PURCHASE AGREEMENT. August and the Shareholders shall rescind the Stock Purchase Agreement as of the date hereof and all rights of the Shareholders with respect to the Purchase Price issued pursuant to Section 1.2 of the Stock Purchase Agreement shall terminate.

         2.2. RETURN OF STOCK AND ASSETS. As the date hereof the Shareholders shall return to August all stock certificates issued by August representing the entire Purchase Price in consideration of the return by August of all of the assets owned by USWA as of the effective date of the Stock Purchase Agreement (the "USWA ASSETS"), including, without limitation, the right to use the name USWebauctions, Inc., the intellectual property rights associated with the USWA software, and the personal property listed on EXHIBIT "A" attached hereto. Each party hereto understands and agrees that the USWA Assets, including the intellectual property, currently have only a nominal fair market value. Accordingly, as of the date hereof, the Shareholders will not own any of the issued and outstanding shares of common stock of August, and August will not own any of the assets previously owned by USWA.

      3. TERMINATION OF EMPLOYMENT AGREEMENTS AND OTHER MATTERS.

         3.1. KOCHEVAR'S EMPLOYMENT. August and Kochevar shall terminate the Kochevar Employment Agreement as of the date hereof and all rights of Kochevar with respect to his employment with August pursuant to the Kochevar Employment Agreement shall terminate.

         3.2. ALLEN'S EMPLOYMENT. August and Allen shall terminate the Allen Employment Agreement as of the date hereof and all rights of Allen with respect to his employment with August pursuant to the Allen Employment Agreement shall terminate.

         3.3. Kochevar, Allen and August agree that Kochevar and Allen are not entitled to any additional salary, benefits, compensation or other consideration of any nature whatsoever.

         3.4. Kochevar, Allen and August agree that Section 9 (CONFIDENTIALITY) of the Employment Agreements shall survive the termination of such Employment Agreements.

      4. GENERAL RELEASES.
         ----------------

         4.1. RELEASE OF AUGUST. Except with respect to the covenants and agreements of August set forth in this Agreement, each Shareholder, on behalf of himself, respectively, his successors, heirs, and assigns, hereby agrees to completely and irrevocably discharge and release August, its officers, directors, employees, agents, counsel and shareholders from any and all claims, demands, actions, damages, lawsuits, obligations, promises, administrative actions, charges and causes of action, and/or liability whatsoever, both known and unknown, in law or in equity, involving any matter arising out of or in any way related, directly or indirectly, to any and all obligations, duties and liabilities under the Stock Purchase Agreement and/or the Employment Agreements and the rescission and termination of same, respectively, including, but not limited to, any claim of breach of contract, wrongful discharge, and/or employment discrimination in violation of or arising out of, under, or in relation to the rescission of the Stock Purchase Agreement, the return of the Purchase Price to August, the return of the USWA Assets to the Shareholders, the Shareholders' employment with August, the termination of the Employment Agreements, the Civil Rights Act of 1871, the Labor Management Relations Act of 1947, the Equal Pay Act of 1963, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act of 1973, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1991, the Shareholders Orders 11141, 11246 and 11375, Chapter 760 of the Florida Statutes, the Florida Civil Rights Act of 1992, and/or any other state, federal or local Fair Employment Practice law, employment law, or statute.

         4.2. RELEASE OF THE SHAREHOLDERS. Except with respect to the covenants and agreements of the Shareholders set forth in this Agreement, August, on behalf of itself, and its directors, officers, employees, agents, subsidiaries, and affiliated entities, hereby agrees to completely and irrevocably discharge and release each Shareholder, respectively, his heirs, executors, and administrators, successors, assigns, agents, counsel and representatives, from any and all claims, demands, actions, damages, lawsuits, obligations, promises, administrative actions, charges and causes of action, and/or liability whatsoever, both known and unknown, in law or in equity, involving any matter arising out of or in any way related, directly or indirectly, to any and all obligations, duties and liabilities under the Stock Purchase Agreement and/or the Employment Agreements and the rescission and termination of same, respectively, and/or any Shareholder's employment or affiliation with August.

         4.3. RELEASE AMONGST SHAREHOLDERS. Except with respect to the covenants and agreements set forth in this Agreement, each Shareholder, on behalf of himself, respectively, his successors, heirs, and assigns, hereby agrees to completely and irrevocably discharge and release the other Shareholder, his heirs, executors, and administrators, successors, assigns, agents, counsel and representatives from any and all claims, demands, actions, damages, lawsuits obligations, promises, administrative actions, charges and causes of action, and/or liability whatsoever, both known and unknown, in law or in equity, involving any matter arising out of or in any way related, directly or indirectly, to this transaction, USWA, or the development of the USWA software. Each Shareholder agrees to equally split the tangible USWA Assets after payment of any existing liabilities. Additionally, each Shareholder shall have a copy of the current version of the USWA software which may be used for any purpose. No Shareholder shall have any responsibility with regard to providing instructions, documentation, or other help on any aspect of the software, including, without limitation, set-up, general organization, or source code.

      5. COVENANTS OF THE SHAREHOLDERS.

         5.1. CONFIDENTIALITY. The Shareholders covenant and agree that this Agreement and its terms and conditions are, collectively and individually, totally confidential, and that from the date of this Agreement forward shall forever be kept totally confidential and shall not in any manner or for any reason be disclosed by the Shareholders without the express written consent of August except (a) to their attorneys, accountants, and family members on a "need to know" basis, all of whom shall be informed of and be bound by the provisions of this paragraph; (b) as may be required by government agencies, such as the Internal Revenue Service and the SEC; (c) pursuant to court order or subpoena compelling such disclosure. Should the Shareholders or their representatives receive any such subpoena or court order compelling disclosure, the Shareholders shall immediately notify August so that it may have the opportunity to interpose an objection. The provisions of this Section 8 shall not apply in any action brought by the Shareholders to enforce any provisions of this Agreement.

         5.2. NON-DISPARAGEMENT. The Shareholders shall refrain from making any written or oral statement or taking any action, directly or indirectly, which either Shareholder reasonably knows or reasonably should know to be a disparaging or negative comment concerning August or its officers, directors, employees, shareholders and agents with the intent to injure or damage August or its officers, directors, employees, shareholders and agents, and shall refrain from suggesting that any such disparaging or negative comment concerning August or its officers, directors, employees, shareholders and agents be made except as may be compelled by a court of competent jurisdiction. August, on behalf of itself, and its directors, officers, employees, agents, subsidiaries and affiliated entities shall refrain from making any written or oral statement or taking any action, directly or indirectly, which it knows or reasonably should know to be a disparaging or negative comment concerning the Shareholders with the intent to injure or damage the Shareholders, and shall refrain from suggesting that any such disparaging or negative comment concerning the Shareholders be made except as may be compelled by a court of competent jurisdiction.

      6. MISCELLANEOUS.

         6.1. INDEPENDENT REPRESENTATION. Kochevar, Allen and August each represent and warrant that they have had the opportunity to review and consider the terms of this Agreement with their respective legal counsel (the costs of such counsel having been, and continuing to be, borne exclusively by August with respect to August's legal counsel, and by the Shareholders with respect to the Shareholders' respective counsel), and that none of them have made any representations concerning the terms or effects of this Agreement other than those contained in this Agreement, it being clearly understood that this Agreement and the sections of the Stock Purchase Agreement which survive its termination pursuant to Section 4.1 hereof are the only agreements between the parties and they may not be modified or terminated orally, but only in a writing signed by both of them.

         6.2. SPECIFIC PERFORMANCE. Kochevar, Allen and August each acknowledge that the others' breach of the terms of this Agreement would make difficult the assessment of monetary damages that would be sustained from such breach, and it would be difficult, if not impossible, to compensate fully for damages for any such breach, specifically including, but not limited to, breach of the provisions relating to confidentiality and non-disparagement. Accordingly, each party specifically agrees that the other shall be entitled to temporary and permanent injunctive relief and/or specific performance to enforce this Agreement or to enjoin any unauthorized disclosure of confidential information, and the party in breach shall expressly waive the defense that a remedy in damages would be adequate and any requirement for the security or posting of any bond in connection with any such injunctive relief. This provision with respect to injunctive relief and/or specific performance shall not, however, diminish the right of the non-breaching party to claim and recover damages in addition to or in lieu of injunctive relief and/or specific performance.

         6.3. BINDING NATURE. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns, whether so expressed or not.

         6.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

         6.5. ATTORNEYS' FEES. If any legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or threatened breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that legal proceeding, in addition to any other relief to which such party may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

         6.6. GOVERNING LAW. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Sarasota County or the United States District Court sitting in Sarasota, Florida. Each party consents to the jurisdiction of such court in any such proceeding and waives any objection to the laying of venue of any such proceeding in such court.

         6.7. PARTIAL LIABILITY AND SEVERABILITY. If any provision of this Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Agreement shall remain in full force and effect, provided that both parties may still effectively realize the complete benefit of the promises and considerations conferred hereby.

                  [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

                                    SHAREHOLDERS:


                                    /S/ JON KOCHEVAR
                                    ------------------------------------
                                    JON KOCHEVAR


                                    /S/ JOHN ALLEN
                                    ------------------------------------
                                    JOHN ALLEN



                                    USWEBAUCTIONS, INC.,
                                    F/K/A AUGUST PROJECT 1 CORP.:


                                    By: /s/ EARL T. INGARFIELD
                                        --------------------------------
                                    Name:/s/ EARL T. INGARFIELD
                                          ------------------------------
                                    Title: PRESIDENT
                                          ------------------------------

                                    EXHIBIT A

Known Assets with estimate of current Mkt. value:(Total Mkt. Value = approximately $6,522)

3 AMD K7 PCs - $4000
1 Printer - $200
2 Copies of Win98 - $330
1 Copy Works Suite - $80
1 Copy of Linux - $40
1 Copy Photoshop - $310
1 Copy Frontpage - $100
1 Copy WebPosition Gold - $150
3 Surge Protectors - $100
2 Phones - $200
Misc. Blank CDs and Zip Disks - $150
Misc Office Supplies - $50
Rebates from Equipment - $175
Uswebauctions Software and intellectual rights - nominal registered name "usgolfauction" - nominal registered name "uswebauction" - nominal registered name "uswebauctions" - nominal
Bank Account - $237

Liabilities:
Jeff - $85
WebServer Monthly Fee - $30